                                                                    Exhibit 11.1


                   K-TRON INTERNATIONAL, INC. & SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (Unaudited)

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
                                            Three Months Ended                       Nine Months Ended
                                       ----------------------------             ---------------------------
                                       Sept. 28,         Sept. 30,              Sept. 28,         Sept. 30,
                                         1996               1995                  1996              1995
                                       ---------         ----------             ---------         ---------
AVERAGE COMMON AND
 COMMON-EQUIVALENT
 SHARES:

 Weighted Average Common
  Shares Outstanding per Period         3,127,000        3,104,000              3,117,000          3,093,000

Stock Options                              11,000               --                 11,000                 --
                                       ----------        ---------              ---------        -----------

ADJUSTED AVERAGE COMMON
  AND COMMON-EQUIVALENT
  SHARES COMPUTATION                    3,138,000        3,104,000              3,128,000          3,093,000
                                        =========        =========              =========        ===========

EARNINGS FOR COMMON AND
  COMMON-EQUIVALENT
  SHARES COMPUTATION:

     Net income (loss) applicable
     to Common Stock                   $1,161,000         $375,000             $2,841,000        $(9,855,000)
                                       ==========         ========             ==========        ===========

EARNINGS (loss) PER SHARE:

  Earnings (loss) per Share            $      .37         $    .12             $      .91        $     (3.19)
                                       ==========         ========             ==========        ===========
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